Filed Pursuant to Rule 424(b)(3)

Registration No. 333-271529

CION ARES DIVERSIFIED CREDIT FUND

Supplement dated January 16, 2025

To

Prospectuses and Statement of Additional Information for Class A Shares,
Class C Shares, Class I Shares, Class L Shares, Class U Shares, Class U-2 Shares
and Class W Shares, each dated April 29, 2024, as supplemented to date

This supplement contains information that amends, supplements or modifies certain information contained in the accompanying Prospectuses and Statement of Additional Information of CION Ares Diversified Credit Fund (the “Fund”). This supplement is part of, and should be read in conjunction with, the Prospectuses and Statement of Additional Information. The Prospectuses and Statement of Additional Information have been filed with the U.S. Securities and Exchange Commission and are available free of charge at www.sec.gov or by calling (888) 729-4266. Capitalized terms used in this supplement have the same meanings as in the Prospectuses and Statement of Additional Information, as applicable, unless otherwise stated herein.

On January 15, 2025, the Fund entered into an agreement with certain institutional accredited investors to issue and sell, in an offering exempt from registration under the Securities Act of 1933, as amended, (i) 6,000,000 Series K Mandatory Redeemable Preferred Shares, liquidation preference $25.00 per share (“Series K MRP Shares”); and (ii) 6,000,000 Series L Mandatory Redeemable Preferred Shares, liquidation preference $25.00 per share (“Series L MRP Shares” and together with the Series K MRP Shares, the “MRP Shares”), with the sale and purchase of the MRP Shares to occur at two closings. The first closing (with respect to the Series K MRP Shares) was held on January 15, 2025 and resulted in gross proceeds to the Fund of $150 million. The second closing (with respect to the Series L MRP Shares) is currently expected to be held no later than April 14, 2025, subject to the satisfaction of customary closing conditions. Total gross proceeds to the Fund from the MRP Shares following the second closing are anticipated to be $300 million.

Please retain this Supplement with your Prospectus and Statement of Additional Information.